Sub-Item 77C-Submission of Matters
to a Vote of Security Holders


A Special Meeting of Shareholders of
Dreyfus Institutional Cash Advantage
Funds (the "Fund") was held on
December 18, 2002, with respect
to each series of the Fund.
Out of an aggregate total of 656,418,645.180 shares with respect to all series entitled to vote at the Meeting, an aggregate total of 627,047,978.480 shares were represented at the Meeting, in person or by proxy. Each of the following named persons received the aggregate number of votes at the Meeting, in person or by proxy, set forth opposite their respective names as nominees for election as Board members and were elected to the Fund's Board in addition to the Fund's current Board members, Joseph S. DiMartino, Lucy Wilson Benson and
Clifford L. Alexander, Jr., to serve until their successors are elected and qualified:


Nominees

David W. Burke
Whitney I. Gerard
Arthur A. Hartman
George L. Perry
Affirmative Votes For

627,047,978.480
627,047,978.480
627,047,978.480
627,047,978.480

Votes Cast to Withhold Authority

..000
..000
..000
..000




2
Astwood-Proxy Ballot-029-2003

Larkin-SI77C-DICAF-BL-029